Exhibit 99.1

The Company

Egalet is a fully integrated specialty pharmaceutical company developing, manufacturing and commercializing innovative medicines for patients with acute and chronic pain while helping to protect physicians, families and communities from the burden of prescription abuse. On January 8, 2015, we announced the acquisition and license of two innovative pain products, SPRIX® (ketorolac tromethamine) Nasal Spray and OXAYDO™ (oxycodone HCI, USP) tablets for oral use only—CII, both approved by the U.S. Food and Drug Administration (“FDA”) to treat pain. SPRIX Nasal Spray, a non-steroidal anti-inflammatory drug (“NSAID”), is indicated in adult patients for the short-term (up to five days) management of moderate to moderately severe pain that requires analgesia at the opioid level. OXAYDO is the first and only approved immediate-release (“IR”) oxycodone product formulated to discourage abuse via snorting, for the management of acute and chronic moderate to severe pain where an opioid is appropriate. In addition, using our proprietary Guardian™ Technology, we are developing a pipeline of clinical-stage, opioid-based product candidates that are specifically designed to deter abuse by physical and chemical manipulation. In the second quarter of 2015, we completed a pivotal bioequivalence (“BE”) study for our lead product candidate based on our proprietary technology, Egalet-001, an abuse-deterrent, extended-release, oral morphine formulation, and initiated a Phase 3 program for our second product candidate, Egalet-002, an abuse-deterrent, extended-release, oral oxycodone formulation. We plan to submit a new drug application (“NDA”) for Egalet-001 in the fourth quarter of 2015 and an NDA for Egalet-002 in mid-2017. We also have a collaboration and license agreement with Shionogi Limited (“Shionogi”) to develop, manufacture and commercialize abuse-deterrent hydrocodone-based product candidates using our technology.

Our Guardian Technology, which allows us to create physical and chemical barriers intended to deter the most common methods of abuse that are specific to a particular drug, can be applied broadly across different classes of pharmaceutical products and can be used to develop combination products that include multiple active pharmaceutical ingredients with similar or different release profiles and offers us a number of long-term growth opportunities. To commercialize SPRIX and OXAYDO and ultimately our pipeline products candidates, we have built a 50 person specialty sales force targeting the approximately 7,000 physicians in the high-decile of prescribing pain medicines in the United States. We intend to consider partnerships to access third-party sales representatives who target primary care and internal medicine physicians in the United States and collaborations with other companies to develop and commercialize our product candidates outside the United States.

Corporate Information

Our principal executive offices are located at 460 East Swedesford Road, Suite 1050, Wayne, PA 19087. We maintain a website at www.egalet.com. Information contained on our website is not incorporated by reference herein, and you should not consider that information to be part of this exhibit.

Implications of Being an Emerging Growth Company

We are an “emerging growth company,” as defined in the Jumpstart Our Business Startups Act of 2012. We will remain an emerging growth company until the earlier of (1) the beginning of the first fiscal year following the fifth anniversary of our initial public offering, or January 1, 2020, (2) the beginning of the first fiscal year after our annual gross revenue is $1.0 billion or more, (3) the date on which we have, during the previous three-year period, issued more than $1.0 billion in non-convertible debt securities and (4) as of the end of any fiscal year in which the market value of our common stock held by non-affiliates exceeded $700 million as of the end of the second quarter of that fiscal year.

For as long as we remain an “emerging growth company,” we may take advantage of certain exemptions from various reporting requirements that are applicable to public companies that are not “emerging growth companies” including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation and financial statements in our periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote to approve executive compensation and shareholder approval of any golden parachute payments not previously approved. We will take advantage of these reporting exemptions until we are no longer an “emerging growth company.”

Preliminary Financial Data as of June 30, 2015 and Certain Other Information

We had cash and cash equivalents of approximately $107 million to $109 million as of June 30, 2015. This information is preliminary, has not been reviewed by our independent registered public accounting firm and is subject to the completion of our financial closing process. Our consolidated financial statements as of and for the quarter ended June 30, 2015 will be included in our first quarterly report on Form 10-Q to be filed with the Securities and Exchange Commission following the proposed common stock offering. Our actual cash and cash equivalents balance may differ from the amounts set forth above as a result of financial adjustments and those changes could be material.

Based on our current cash resources, the proceeds of the proposed common stock offering, expected revenue contributions from our existing approved products, SPRIX and OXAYDO, the revenue contributions upon the potential approval of Egalet-001, and an anticipated quarterly cash burn rate of $18-22 million, we believe that we will have adequate cash resources to fund our operations until we become cash flow break-even.